Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 28, 2000, and from February 29, 2000 through April 28, 2000.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 28, 2000, and from February 29, 2000 through April 28, 2000, with respect to securities reflected in the investment account of the Company.

Deutsche Asset Management.

Institutional Daily Assets Fund Small Cap Index Liquid Assets

Equity Appreciation Fund Small Cap Portfolio Equity 500 Index

Intermediate Tax Free Tax Free Money U.S. Bond Index Portfolio

Cash Management Treasury Money Quantitative Equity Fund

Capital Appreciation NY Tax Free Money Asset Management

Institutional Treasury Assets Fund BT PreservationPlus - Unwrapped Asset Management II

BT PreservationPlus - Wrapped Asset Management III

Small Cap Index Fund (Insurance Trust Funds) BT PreservationPlus Income Fund - Wrapped

Equity 500 Index (Insurance Trust Funds)

By:

Amy Olmert

Vice President of Administration

Date